Exhibit 10.50

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Distribution and Remarketing Agreement

Between

Siemens Medical Solutions,

Oncology Care Systems Group

And

Accuray Incorporated

Effective Date: April 3, 2007

DISTRIBUTION AND REMARKETING AGREEMENT (SIEMENS REVISED 4-03-07)	SIEMENS/ACCURAY CONFIDENTIAL

This Distribution and Remarketing Agreement (hereafter, the “Agreement”) is effective as of April 3, 2007 (“Effective Date”) by and between Siemens Medical Solutions Inc USA, a Delaware corporation acting through its Oncology Care Systems Group, which maintains a place of business at 4040 Nelson Drive, Concord, California, 94520 (hereafter, “OCS”), and Accuray Incorporated, a Delaware corporation with a business address at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 (hereafter, “Accuray”).

WHEREAS, Accuray is interested in a business solution utilizing a CT-on-rails in combination with its CyberKnife® System; and

WHEREAS, OCS has developed and is marketing a sliding gantry (CT-on-rails);

NOW THEREFORE, the parties agree as follows:

1.             SCOPE. This Agreement governs OCS’s authorization to Accuray to purchase, license, sell, and sublicense certain OCS Products directly from OCS, including shipment from OCS directly to Accuray’s end customer, and to resell and sublicense those OCS Products in the Territory under the terms and conditions set forth in this Agreement. “OCS Products” are set out in Exhibit A and “Territory” is set out in Exhibit A-1.

2.             APPOINTMENT. OCS grants Accuray the right to purchase and license Products from OCS, and to promote, market, lease, resell and sublicense (collectively referred to from time to time as “sell”) the “OCS Products” (“Equipment” and “Software”, if any, listed on Exhibit A) to end users, either directly or through its channels of distribution, in the Territory, and to market the OCS Products in conjunction with its CyberKnife® and/or RoboCouch™ products (“Accuray Products”). Accuray is not authorized to sell OCS Products other than as set forth below.

All sales or lease opportunities outside the Territory, either directly or through an integrator or contractor, will be handled on a case-by-case basis.

3.             ACCURAY’S OBLIGATIONS.

a.        Promotion of OCS Products. Accuray agrees to use reasonable commercial efforts to promote and sell the OCS Products, including (i) actively and diligently canvassing and soliciting business in the Territory; (ii) employing salesmen who are familiar with the OCS Products; (iii) providing adequate sales and technical training in accordance with OCS’s recommendations; (iv) doing such advertising as is reasonably appropriate and necessary; (v) displaying, demonstrating and representing the OCS Products fairly and (vi) not making any representations concerning OCS or the OCS Products which are false, misleading, or inconsistent with those representations set forth in the promotional materials, literature and manuals published and supplied by OCS, and (vii) conditioning the sale and sublicense of OCS Products to end users on acceptance of those terms and conditions as are set forth in Exhibit B, OCS Sales Terms and Conditions, except that Siemens Medical Sales organizations of each foreign country may have its own unique set of terms and conditions, which will apply to Sales in those countries. These terms and conditions shall be reprinted on Accuray’s standard contract forms, and signed by all end users purchasing OCS Products from Accuray hereunder. Notwithstanding these obligations, Accuray may provide terms and conditions (Accuray Terms and Conditions) that supplement those provided in the OCS Sales Terms and Conditions, with Accuray to bear all additional expenses and liability associated with the Accuray Terms and Conditions, including indemnifying OCS for and against any additional liability arising out of such additional terms and conditions. All such promotion and sales activity by Accuray will be the responsibility of Accuray, without any expense to OCS. OCS agrees that Accuray shall also have the right to continue, at its own expense, promotion and advertising activities to end users in order to encourage sales of the OCS Products.

b.        License of Internal Code and Software. The purchase of each Product includes a non-exclusive, worldwide, paid up license to sublicense to customers, in object code only, the operating software incorporated within or otherwise supplied with or in connection with the specific Product purchased (“Software”), solely for use as part of the Product combined with CyberKnife or RoboCouch. Such software shall be sublicensed by Accuray only to customers who have duly executed Accuray’s standard end-user license agreement, provided that such end-user license agreement contains terms no less protective of OCS than the software license attached hereto as Exhibit B. OCS shall retain ownership of any title to all such software and to the trade secrets embodied therein,

c.        Records, Forecasts and Audit Rights. Accuray agrees, upon written request, to report monthly in writing to OCS regarding the OCS Products that Accuray has sold, the names of all end users and locations of OCS Products sold by Accuray, as well as the model and serial numbers of such OCS Products. Accuray agrees that on the Effective Date, it will provide OCS with a non-binding estimate of the amount of OCS Products to be ordered during the following six-month period. Such estimates shall be furnished to OCS monthly thereafter and shall set forth projections for the following six (6) month period.

d.        Subcontract of Service Obligations. If a service contract is sold to an end user, then Accuray shall ensure that such service contract also permits service to be performed by OCS or its delegate, as a subcontractor. Such service contract shall contain the terms and provisions contained in the OCS standard service contract, attached hereto as part of Exhibit B, except that the Siemens service organization of each foreign country has its own unique service terms and conditions, which will apply to service performed in that country. OCS, or its delegate, herein commits to provide Accuray and its end users with the opportunity to purchase ongoing service and support for the OCS Products for a period of up to five (5) years from the installation date of the OCS Products. Notwithstanding the supplemental warranty that Accuray may provide for the OCS Products under Section 6(i), the service terms and conditions of Exhibit B may be modified, upon written agreement of the parties, for service in the U.S and foreign countries.

e.        Service and Complaint Handling. Accuray will initially receive all customer service related calls. Accuray may then contact OCS as necessary, depending on the nature of the service required for additional support. For complaints relating to the OCS Products. Accuray will perform an analysis and forward the complaints to OCS. To be clear, OCS will be responsible for all medical device reporting (MDR) and recalls related to OCS Products.

f.         Responsibility for Maintaining Solution Compatibility. Accuray agrees that it is responsible for developing and maintaining the integration and compatibility of the OCS Products in accordance with all applicable laws and regulations.

g.        Regulatory Clearance. Accuray agrees that it is responsible for obtaining, maintaining, and owning any approvals, permits, and licenses required under any applicable law in order to sell, market, and distribute the OCS Products as integrated with the CyberKnife System in the Territory. Accuray will fully cooperate with OCS and will bear all expenses and manage all paperwork in connection with obtaining such approvals, permits and licenses. Upon written request by Accuray, OCS will provide data to support submissions relating to such approvals, permits, and licenses in a timely manner. To be clear, OCS shall be responsible for obtaining the regulatory clearance for OCS Products sold without Accuray Products in the Territory.

h.        Audit Rights. OCS has the right to have an independent certified public accountant or attorney, who executes an appropriate confidentiality agreement, conduct an audit and inspect the books and records of Accuray that involve the sale, license or service of the OCS Products (“Audit Rights”). Such audit shall be conducted at mutually agreeable times so as to not interfere with the ordinary conduct of Accuray’s business. Such Audit Rights shall be for the limited purpose of verifying the obligations of Accuray to OCS hereunder and also to ensure protection of OCS’s proprietary rights. The expenses payable to the auditors shall be the responsibility of OCS, provided however that if any substantive errors are identified as a result of such audit. Accuray shall reimburse such expenses.

4.             OCS’S OBLIGATIONS.

a.        Supply of OCS Products. Subject to reasonable notification regarding delivery issues, OCS agrees to sell OCS Products to Accuray pursuant to the terms set forth in this Agreement. OCS shall have the right to discontinue the sale of any model or type of OCS Products, if, in OCS’s sole discretion and business judgment the production, manufacture or then-current distribution method of such Product becomes economically or otherwise unfeasible. However, in the case of any such discontinuance, OCS agrees to provide Accuray with the earlier of (i) written notice when a decision is made by OCS to discontinue the OCS Products or (ii) at least ninety (90) days’ written notice of such intention to discontinue. If an order has been accepted prior to such notice of discontinuance, OCS shall fill such order subject to limited rescheduling and cancellation rights if the OCS Products for any such order have been allocated for OCS and no other division or group of Siemens Medical Solutions that may also distribute the OCS Products.

b.        Installation of Equipment. OCS or its delegate agrees to work with Accuray to install all OCS Products sold by Accuray to the end users in the Territory. Installation charges are included in the cost of the Product.

c.        Training. OCS agrees to provide Accuray with mutually agreed upon Product training from time to time at the convenience of both parties, at no charge to Accuray, except that Accuray agrees to pay reasonable transportation and living expenses of OCS personnel in accordance with OCS’s policies regarding such expenses, which are set forth in Exhibit C, Siemens Medical Solutions Inc. USA Corporate Travel & Entertainment Policy.

Such training is intended to train Accuray’s sales, training and technical support employees, who will in turn train Accuray’s other employees as needed. Accuray agrees not to use or disclose, either directly or indirectly through any affiliate, the technical training and support provided by OCS and to ensure that each of its employees are bound by such obligation by signing or have signed a non-disclosure agreement.

OCS also agrees to provide Accuray’s end-users with initial applications training on the OCS Products according to standard OCS policy.

d.        Documentation. Site Documentation. OCS shall provide, at no charge, one (1) set of Site Documentation for each Product purchased for each end user installation, provided that the End User is identified in the purchase order with respect to said Equipment. “Site Documentation” as used herein means such information as is commonly available and supplied by OCS at that time. OCS reserves the unilateral right to change the content of the Site Documentation at any time with notice as required under Section 5(e) (Engineering Changes).

Additional Documentation. OCS agrees to provide reasonable quantities of sales materials prepared in English, such as brochures, press releases and fact sheets to Accuray without charge therefor.

e.        Site Survey and Planning. OCS agrees that the technical support personnel at each of its regional or country offices will be available to assist Accuray’s local representatives in site survey and planning with respect to end users who are interested in purchasing or leasing Equipment from Accuray; provided, however, that the primary responsibility to completing such survey and planning is Accuray’s.

f.         Regulatory Clearance. OCS agrees that it is responsible for maintaining any approvals, permits, and licenses required under any applicable law in order to sell, market, and distribute the OCS Products (without Accuray Products) in the Territory. OCS represents and warrants that as of the Effective Date of this Agreement, it has obtained all the necessary regulatory clearances for the countries listed in Exhibit A-1 in order for Accuray to sell, market, and distribute the Products in the Territory.

g.                      MDR and Recalls. OCS agrees that it is responsible for all MDRs and recalls for the OCS Products.

5.                         MUTUAL OBLIGATIONS.

a.                         Confidentiality. Neither OCS nor Accuray shall publicize the terms and conditions of this Agreement except as required by law or as may be necessary in order to assert its rights hereunder in connection with the resolution of a dispute of this Agreement. Each party agrees to obtain the other party’s written approval prior to issuing any press releases or other publicity relating to this Agreement, including the existence thereof. Any obligation of confidentiality of the parties hereunder with respect to the Confidential Information, exchanged under and in accordance with this Agreement, shall expire five (5) years after the date of the disclosure of such Confidential Information.

In addition, OCS and Accuray agree that they will keep confidential and not disclose or use in any manner whatsoever, except as authorized herein, any nonpublic information given by one party to the other, including without limitation, information about OCS Products, pricing, technical materials and all trade secrets and other proprietary information furnished to them by the other party which is identified as “top security”, “restricted”, “secret”, “confidential”, “proprietary” or “trade secret” either verbally or in writing (all such items are collectively referred to as “Proprietary Information”).

Both parties agree to cause each of their employees, agents, contractors or consultants, whom such party knows or should know has access to any such Proprietary Information, to execute or have executed such agreements as are necessary to assure that such individuals maintain the confidentiality of the Proprietary Information and not to use the Proprietary Information except in accordance with this Agreement. The obligations set forth herein shall not apply to any Proprietary Information which (i) was publicly available at the date of receipt; (ii) was in the receiving party’s possession without obligation of confidentiality before the date of receipt from the disclosing party; (iii) has become publicly available after the date of receipt from the disclosing party, without disclosure through any means by the receiving party; or (iv) has become legally available to the receiving party from any third party without an obligation of confidentiality or other similar restriction on disclosure or use.

b.                         Compliance With Laws. OCS and Accuray each agree to comply with all applicable laws, as such laws may be modified from time to time, and each understand and agree that the continuing rights and obligations of the parties hereunder are specifically conditioned upon compliance with all such laws. These laws specifically include, without limitation, the following material laws affecting the distribution of OCS Products hereunder and the grant to Accuray of marketing and other rights: (i) the U.S. anti-boycott regulations, (ii) the U.S. Foreign Corrupt Practices Act (“FCPA”), (iii) the export control laws of the United States of America, (iv) the prevailing regulations which may be issued from time to time by the U.S. Department of Commerce and the Office of Munitions Control and the U.S. Department of State, and (v) Food and Drug Administration, and any export or import laws of the agencies of the Territory or of any countries into or through which the OCS Products purchased under this Agreement may be transported. Each party agrees to indemnify the other for any violation by the breaching party of the obligations set forth herein. Each party specifically provides the representations and warranties regarding the FCPA and export control laws.

c.                         Authority of Parties. Each party acknowledges and agrees that neither it nor its employees or representatives are under any circumstances to be considered to be employees, agents or other representatives of the other party and have no authority or power to bind the other party or contract in the other party’s name or on the other party’s behalf. Each party agrees that it will not make any representation to any third party to the contrary.

d.                         Indemnity. Each party agrees to indemnify and hold the other party harmless from and against all claims from third parties arising out of any wrongful or negligent acts and/or omissions of its employees or representatives.

e.                         Engineering Changes. OCS agrees to give Accuray one hundred twenty (120) days’ advance written notice of any proposed engineering change (including code changes) that affects the form, fit or function or safety of the OCS Products (each, a “Modification”).

f.                           Integration/Modification.

a.                         Accuray may make modifications to the OCS Products, as necessary for integration with Accuray Products, with prior written approval from OCS. Such approval of requested modifications will be given within 30 days, or if approval of the requested modifications is not possible, a written statement of the reason or reasons will be delivered to Accuray within that timeframe. If a requested modification is not possible, OCS will work in good faith with Accuray to complete an approved version of the changes.

6.                                                           TERMS OF PRODUCT SALES.

a.                         Prices. For sales within the Territory, the prices and volume discounts are listed in Exhibit A. All Equipment shall be sold and shipped FOB OCS’s shipping point.

These prices are exclusive of any taxes, duties or governmentally imposed levies or other fees imposed or levied by any jurisdictional authority based upon or measured by charges set forth in this Agreement, including sales or license of

OCS Products, their use or services provided in connection therewith (other than taxes assessed on the income of OCS). Accuray agrees that it is responsible for and will promptly pay any such taxes, duties or levies (or reimburse OCS therefor upon presentation of documentation showing payment by OCS)

The prices listed in Exhibit A are for the configurations and models of OCS Products as specified therein. Accuray agrees that no Product may be altered in any way to modify the performance characteristics without the prior written permission of OCS.

Prices are subject to change on sixty (60) days’ prior written notice and will be deemed effective upon the expiration of the 60 day notice period. Notwithstanding the immediately preceding sentence, orders for OCS Products will be filled at the price in effect at the time of acceptance of such orders.

b.                         Payment Terms. All payments for OCS Products shall be in U.S. dollars. Invoices will be prepared upon shipment. Accuray agrees to pay all invoices within thirty (30) days of the date of such invoice.

OCS reserves the right to impose interest charges for delinquent payment of any amounts due and owing (except invoices disputed in good faith). Interest will be charged at the rate of one and one-half percent (1.5%) per month (or the maximum permissible legal rate, if lower) on the unpaid and overdue balance and will be added to future statements. OCS may elect to withhold future shipments, regardless of acceptance of orders therefor and without liability therefor, for failure to make prompt payment of invoices, except for disputed invoices.

c.                         Title and Risk of Loss. Title to OCS Products (except software) as well as the risk of loss, damage or destruction for all OCS Products shall pass to Accuray upon shipment FOB OCS’s or its delegate’s shipping point.

d.                         Purchase Orders. Purchase orders issued by Accuray for the purchase of OCS Products (including software) must allow ninety (90) days for OCS’s production schedule. All purchase orders shall include the following information:

1)                         Model and description of OCS Products;

2)                         Quantity to be purchased;

3)                         Unit price and total order price;

4)                         Requested shipment date(s);

5)                         Delivery instructions, including SHIP TO address;

6)                         Reference to this Agreement;

7)                         Any other special information required by this Agreement or the circumstances of the order;

8)                         Payment information; and

9)                         Any other information reasonably requested in advance by OCS.

All orders placed under this Agreement shall be sent to the Siemens Medical local office in the country where the order is placed, or if specifically directed by OCS, to:

Siemens Medical Solutions USA, Inc.
Oncology Care Systems Group
Attn: Manager of Order Administration
4040 Nelson Avenue
Concord, CA 94520
Facsimile: (925) 246-8460

e.                         Acceptance of Orders. Orders shall not be considered accepted until the “order acknowledgement”, which may be in the form of a facsimile, has been transmitted from OCS or its delegate to Accuray.

The order acknowledgement will state the scheduled shipment date as well as the estimated on-site delivery date. It is agreed that all such orders shall be governed by the provisions of this Agreement and that none of the provisions of Accuray’s purchase orders or OCS’s acknowledgment thereof, whether printed, stamped, typed or written, shall be applicable to the purchase.

f.                           Cancellation/Rescheduling/OCS Delay.

1)                        Cancellation. Except as specified below, Accuray may, by written notice, cancel all or any units of Equipment on order upon payment of the following cancellation charges for the units canceled:

Number of days prior to the originally scheduled delivery Cancellation Charges date (or, rescheduled date if as a Percent of Unit due to OCS delay) Purchase Price that notice of cancellation is received by OCS

30-over	0%
10-29	5%
0-9	No cancellation.

Notwithstanding the table of cancellation charges above, no cancellation will be permitted for any Product which has been shipped in advance of the originally scheduled delivery date.

Any cancellation charges due OCS in accordance with the above cancellation schedule will be separately invoiced.

2)                        Rescheduling

Delays. Upon written notice to OCS, Accuray may request OCS to defer delivery of the Equipment for a maximum of sixty (60) days, the delivery date then being so extended. If notice of an extension of a delivery date is received by OCS less than three (3) weeks before the originally scheduled date of delivery, Accuray shall pay the costs of insurance and storage to OCS. In the event of a notice from Accuray to delay a delivery of Equipment and then a subsequent cancellation thereof, any cancellation charges due shall be based upon the original delivery date and the date of the request for the first delay.

Moving Forward. (i) Upon Accuray’s written request, OCS agrees to use its reasonable efforts to allow accelerating any scheduled delivery of Equipment as may be reasonably necessary to meet the needs of any end user, without being liable for any increased costs associated therewith. In the event that Accuray requests abnormally short lead time changes which would result in premium expediting charges such as air freight or overtime, Accuray shall be responsible for those charges; and

(ii) upon OCS’s request, and with written authorization from Accuray, OCS may accelerate any scheduled delivery of Equipment as may be reasonably necessary, without Accuray being liable for any increased costs associated therewith.

OCS Delay. If OCS is unable to meet its agreed delivery schedules for any Equipment, Accuray shall have the option of either (i) rescheduling deliveries; or (ii) requiring OCS to ship the Equipment by air freight and having OCS pay the differential between the normal mode of transportation and air freight.

g.                        Packaging. OCS shall pack Equipment for shipping in conformity with its own then-current standards and any applicable laws or regulations.

h.                        Shipping Costs. All costs of or related to shipping and transportation shall be the responsibility of and shall be borne by Accuray, which shall pay all shipping costs, transportation costs and similar charges directly to the carrier and all others connected with shipping and handling.

i.                           Warranty. Warranties applicable to OCS Products supplied under this Agreement are set forth in Exhibit B. Notwithstanding the obligations of this section, Accuray may provide a supplemental warranty for the OCS Products (Accuray Warranty) to its end customer. Accuray will bear all additional expenses and liability associated with the Accuray Warranty, including indemnifying OCS against any damages arising out of Accuray’s breach of such supplemental warranty. In addition to the provisions of Exhibit B, OCS and Accuray agree to work together in good faith to ensure a process is established in each territory to address product performance issues in a timely manner.

7.                                                           Trademarks and Private Labeling. OCS herein licenses to Accuray OCS’s

Symbols (hereinafter defined) for use only during the term of this Agreement and only in the Territory and only for the purpose of implementing the provisions of this Agreement. The OCS Products must always be sold or licensed within the Territory under trademarks owned by OCS unless stated otherwise in writing by OCS. Accuray agrees not to use OCS’s name or any abbreviation thereof, its acronym, logotype or other trademarks or trade name (collectively referred to as “OCS’s Symbols”) without OCS’s prior written approval, nor will Accuray use or be authorized to use OCS’s Symbols, except in connection with and directly in furtherance of marketing and servicing the OCS Products.

All rights, title and interest in and to said trademarks and trade names shall remain the property of OCS. By using OCS’s Symbols, Accuray does not acquire any proprietary right to such Symbols. OCS agrees that after three years, and if sufficient sales activity warrants, it will grant to Accuray the right to sell OCS Products within the Territory under a private label, and not under any OCS name, logotype, or other trademarks or trade name.

OCS further agrees that, without altering any Siemens markings or labeling, Accuray may place its logo on the CT Gantry cover, with the location and size to be mutually agreed between OCS and Accuray. Accuray may, at its own expense, paint the OCS Products for a consistent look and feel with Accuray Products. The painting of OCS Products under this section will not void any warranty provided by OCS for the OCS Products.

8.             INTELLECTUAL PROPERTY INDEMNITY. OCS agrees to defend any legal proceeding brought against Accuray in the Territory to the extent that it is based on a claim that the use of any OCS Products sold or licensed hereunder infringes a copyright or a patent issued in the Territory or misappropriates any trade secret and will pay all damages and costs awarded by a court of final appeal attributable to such claim, or incurred in the settlement thereof; provided that OCS is promptly informed and furnished a copy of each written communication, notice or other action relating to the alleged infringement and is given all control, authority, information and assistance (at OCS’s expense) necessary to defend or settle such legal proceeding. Accuray will not be bound by any settlement or compromise that OCS enters into without Accuray’s express prior written consent. However, if Accuray declines to be bound by any such settlement or compromise, this indemnity is rescinded, and Accuray must defend itself at its own cost.

OCS will not be obligated to defend or be liable for any costs and damages to the extent any such infringement arises (i) out of compliance with Accuray’s specifications or designs, or those of an end user or other purchasers or licensees of Accuray (ii) from a combination with or in addition to devices not supplied by OCS to the extent that the infringement arises solely as a result of such combination or addition; (iii) from a modification of the OCS Products by any person other than OCS; or (iv) from the use of an allegedly infringing version of any OCS Products, if such alleged infringement could be avoided by the use of a different version having similar functionality and made available by OCS.

If any claim which OCS is obligated to defend hereunder has occurred, or in OCS’s opinion is likely to occur, OCS shall provide written notice to Accuray of such claim. Furthermore, Accuray agrees to permit OCS, at OCS’s sole option and expense, either to procure for Accuray the right to continue using the OCS Products or to modify the OCS Products so that it becomes non-infringing, or to replace the OCS Products with a product of substantially equivalent functionality (including assisting Accuray in migrating its data to the replacement product at no charge). If none of the foregoing alternatives is reasonably available, then Accuray agrees to return the OCS Products, on written request by OCS, and OCS agrees to refund the purchase price for any such OCS Products, less a deduction for depreciation equal to .0167 of the purchase price for each month or part of a month since the date of purchase (based upon a 5-year depreciable product life).

In addition, to the extent that the infringing OCS Products render unusable any other OCS Products that are dependent upon the infringing OCS Product for operation, then OCS shall also, upon Accuray’s written request, refund the purchase price for such unusable OCS Products, less a deduction for depreciation equal to .0167 of the purchase price for each month or part of a month since the date of purchase (based upon a 5-year depreciable product life).

THE FOREGOING STATES THE SOLE AND EXCLUSIVE REMEDY OF ACCURAY AND THE TOTAL LIABILITY AND RESPONSIBILITY OF OCS WITH RESPECT TO INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS BY OCS PRODUCTS.

8.

a.                 PRODUCTS LIABILITY. OCS will defend or settle, indemnify and hold Accuray harmless from any liability, damages, and expenses for any action brought against Accuray to the extent that it is based upon a third-party claim that the OCS Products, as provided by OCS to Accuray under this Agreement is unsafe when used according to OCS’s written product specifications for its intended use, and will pay any costs and damages made in settlement or awarded against Accuray in final judgment resulting from any such claim, provided that Accuray: (i) gives OCS prompt notice of any such claim; (ii) gives OCS sole control of the defense and any related settlement of any such claim; and (iii) gives OCS, at OCS’s expense, all reasonable information, assistance and authority in connection with the foregoing.

Accuray will not be bound by any settlement or compromise that OCS enters into without Accuray’s express prior written consent. However, if Accuray declines to be bound by any such settlement or compromise, this indemnity is rescinded, and Accuray must defend itself at its own cost.

9.                                    TERM AND TERMINATION.

a.               Term. The term of this Agreement begins on the Effective Date and expires three (3) years from the Effective date, unless the Agreement has otherwise expired, or been canceled or terminated.

b.                         Termination. This Agreement will immediately terminate upon expiration of the term without notice. In addition, this Agreement may be terminated at any time by either upon ninety (90) days’ prior written notice.

c.                         Effect of Termination. Each party must still fulfill any obligations, including but not limited to pending purchase orders, accrued on or before the effective date of such termination.

10.                 LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTY. Neither party’s liability in any given instance from any cause whatsoever, and regardless of the form of action, whether in contract, warranty, tort (including negligence) or any other theory of liability, will exceed:

a.                         for any breaches related to OCS Products, the greater of (i) fifty percent (50%) of the previous year’s revenue to OCS earned in respect of the purchase and/or license by Accuray of the OCS Products under this Agreement (or, after termination of the Agreement, fifty percent (50%) of the last full calendar year’s revenue prior to such termination related to such OCS Products); or (ii) the purchase price for the specific OCS Products that are the subject matter of or is directly related to the cause of action; and

b.                         for other breaches hereunder, a maximum of fifty percent (50%) of the previous year’s revenue to OCS earned in respect of the purchase and/or license by Accuray of the OCS Products under this Agreement (or, after termination of the Agreement, fifty percent (50%) of the last full calendar year’s revenue prior to such termination related to such breaches)

The foregoing limitations will not apply to claims for either personal injury or damage to tangible property. In the case of intellectual property indemnification, OCS’s liability shall be limited to the exclusive remedies provided in Article 8 (Intellectual Property Indemnity).

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, TERMINATION INDEMNITIES, ADVERTISING OR PROMOTIONAL COSTS, TERMINATION OF EMPLOYEES, SALARIES OF EMPLOYEES OR SEVERANCE PAYMENTS, CREATION OF CUSTOMER BASE, OR FUTURE EXPECTATIONS, LOST DATA, OR OTHER ECONOMIC ADVANTAGE), HOWSOEVER ARISING AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT AS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED

REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ARE HEREBY DISCLAIMED AND EXCLUDED.

11.                                                    GENERAL PROVISIONS.

a.                         This Agreement is the sole and complete statement of the rights and obligations of the parties as to the sale and purchase of the OCS Products and supersedes all previous understandings, negotiations, proposals, conversations, writings, and Agreements with respect to any such sale and purchase.

b.                         Except as otherwise permitted herein, this Agreement may not be altered, amended or modified except in writing and signed by duly authorized representatives of OCS and Accuray. For Accuray, a duly authorized representative must be any of the following: CEO, CFO, COO, or General Counsel.

c.                         This Agreement is governed by and construed in accordance with the laws of the State of California.

d.                         In the event any provisions of this Agreement are declared unenforceable by a duly authorized court or arbitrator having jurisdiction, then this Agreement, with respect to the remaining enforceable provisions, shall continue in full force and effect provided that this Agreement continues to preserve and express the general intent of the parties.

e.                         Neither party will be liable for delays in manufacturing, shipping or delivery, or failure to manufacture, ship or deliver OCS Products, or to otherwise perform any obligation under this Agreement due to any cause beyond their reasonable control including, but not limited to, acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockage, floods, epidemics, power shortages, or when due to governmental restrictions, provided the party gives prompt written notice and makes all reasonable efforts to perform. In no event, however, will this provision affect any Accuray obligation to make payments due to OCS at the time of any such delay for OCS Products received, including without limitation payments for continuing periodic charges.

f.                           Except as specified otherwise, notices and other communications made or required under this Agreement by a party to this Agreement must be given in writing by mail, postage prepaid, first class certified mail, return receipt requested, and shall be deemed to have been given five (5) days after deposit with the US Postal Service, and addressed to the parties at their respective addresses as set forth below:

Siemens:

Attention: VP Finance and Administration
4040 Nelson Avenue
Concord, CA 94520
with cc to: VP Business Administration

Accuray Incorporated:

Attention: Chief Operating Officer
1310 Chesapeake Terrace
Sunnyvale, CA 94089
with cc to: General Counsel

g.                        Either party may assign this Agreement with the written consent of the other party, which consent shall not be unreasonably withheld.

h.                        A waiver by either party of its rights under this Agreement with respect to a breach of the other party’s obligations hereunder will not be construed to be a continuing waiver or as a waiver with respect to other breaches of the same or of other provisions of this Agreement.

i.                           Progressive Dispute Negotiation Process. This Section will govern any dispute between the parties arising from or related to the subject matter of this Agreement that is not resolved by agreement between the respective personnel of the parties responsible for day-to-day administration and performance of this Agreement.

1)                         Prior to the filing of any suit with respect to such a dispute (other than a suit seeking injunctive relief with respect to Intellectual Property Rights) the party believing itself aggrieved (the “Invoking Party”) will call for progressive management involvement in the dispute negotiation by written notice to the other party. Such a written notice will be without prejudice to the Invoking Party’s right to any other remedy permitted by this Agreement.

2)                         The parties will use their best efforts to arrange personal meetings or telephone conferences as needed, at mutually convenient times and places, between negotiators for the parties at the following successive management levels, each of which will have a period of allotted time as specified below in which to attempt to resolve the dispute.

Level	Accuray	Level OCS	Allotted Time

1st	Product Mgr	Product Mgr.	10 Bus. Days
2nd	Division VP	Business Dir.	10 Bus. Days
3rd	Corporate Off.	Division VP.	30 Cal. Days

The allotted time for the first level negotiator will begin on the effective date of the Invoking Party’s notice. If a resolution is not achieved by negotiators at any given management level at the end of their allotted time, then the allotted time for the negotiations at the next management level, if any, will begin immediately. If resolution is not achieved by negotiators at the final management level within the allotted time then the parties agree within twenty (20) days to select a form of alternative dispute resolution “ADR” (either informal, non-binding arbitration, private judging, mini trial, summary jury trial, moderated settlement conference, mediation or some other format), and negotiate an ADR Agreement for an ADR process. The ADR Agreement shall at least include provisions governing the ADR procedure, rules, discovery, timing and cost allocations. In no event will such ADR process result in the imposition of any element of punitive damages to either party in the event of any award.

If the ADR Agreement is not agreed to by the parties within the time as set forth above, then either party may bring suit to resolve the dispute in any court of competent jurisdiction.

3)                         Injunctive Relief. Notwithstanding the above provisions relating to arbitration, the parties agree that in respect of a violation of any provision of this Agreement, including without limitation violation of any proprietary of Confidential Information, for which an award of damages is an inadequate remedy to protect the injured party, the injured party is entitled to seek injunctive relief, including a preliminary injunction, in a court of competent jurisdiction, in addition to any other relief available to it under the arbitration procedures specified above in this Section

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the Effective Date.

ACCURAY INCORPORATED

By	/s/ Chris A. Raanes
Name:	Chris A. Raanes
Title:	SVP, Chief Operating Officer
Date:	4/3/7

By	/s/ Darren J. Milliken
Name:	Darren J. Milliken
Title:	General Counsel
Date:	4-3-2007

SIEMENS MEDICAL SOLUTIONS USA, INC.

By	/s/ Holger Schmidt
Title:	PRESIDENT MED OCS
Date:	03 APRIL 2007

By	/s/ Terrence E. Moore
Title:	VICE PRESIDENT BUSINESS DEVELOPMENT
Date:	April 3, 2007

Exhibit A

Distribution and remarketing Agreement
Products and Pricing

	Emotion 6	S Open	S Open (Z-sharp)

USLP	***	***	***

LEVEL A (Qty *** Units)
Net Accuray Price	***	***	***
Net Discount	***	***	***

LEVEL B (Qty *** Units)
Net Accuray Price	***	***	***
Net Discount	***	***	***

LEVEL C (Qty *** Units)
Net Accuray Price	***	***	***
Net Discount	***	***	***

Notes:

Annual Fiscal year October 1st - Sept 30th Volume based on Sales in any FY Volume discount Reconcialliation at end of fiscal period.

Level B to be implemented on a transactional basis. Over/Under achievement to be paid at end of fiscal period by either party.

Volume quantities based on Orders and condition that shipment happens max 6 months after closing period.

Special Program Through 9/30/07:
Level C Discount will apply to all units ordered and installed prior to 9/30/07, providing at *** units are ordered and installed during that period.

Special Engineering Package Price:*

Qty (1) Sensation Open (Z-Sharp) - Full functionality
Qty (2) Sensation Open (Shells)

Limited Functionality             Total Price = *** Including

Installation and Full Warranty

   * A separate Quotation with complete specifications will be submitted to Accuray

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Distribution and remarketing Agreement
Products and Pricing

[Attachment Follows]

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Accuray (Service Value-added Reseller)	Customer List Price	Customer Realized Price	Accuray Price
Emotion 6	***	***
25,000 Scan Sec Tube Coverage	***	***
Extended PCP (1 4 Hr. Block)	***	***
Total	***	***	***

Sensation 40	***	***
100,000 Scan Sec Tube Coverage	***	***
Extended PCP (1 4 Hr. Block)	***	***
Total	***	***	***

Options
Chiller (24 x 7) coverage	***	***	***
syngo Multimodality WorkSpace	***	***	***
Power Supply	***	***	***

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit A-1

Distribution and remarketing Agreement

Territory:

Stage I:

***
***
***
***
***
***

Stage II: (Implementation date to be mutually agreed)

***
***

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit B-1

Distribution and remarketing Agreement
OCS Contract Terms and Conditions for End Users

[Attachment Follows]

Remainder of page intentionally left blank.

Quote

Siemens Medical Solutions USA, Inc.	Siemens Medical Solutions	Siemens Medical Solutions

51 Valley Stream Parkway, Malvern PA 19355	Health Services Corporation	Ultrasound Division

Terms and Conditions of Sale

1.        GENERAL

1.1 Contract Terms. These terms and conditions constitute an integral part of any contract between the Seller identified on the first page hereof to sell products (“Products”) and Purchaser and shall govern the sale of the Products. Seller shall not be bound by, and specifically objects to, any term, condition or other provisions which are different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by Purchaser in any purchase order, receipt, acceptance, confirmation, correspondence or otherwise, unless Seller specifically agrees to any such provision in a writing signed by Seller. Products may contain used, reworked or refurbished parts and components that comply with performance and reliability specifications. Purchaser acknowledges that this is a commercial and not a consumer transaction.

1.2 Acceptance. An order shall be binding on Seller only after a credit approval and an order confirmation have been issued by Seller. Acceptance is expressly made conditional on Purchaser’s acceptance of these terms and conditions. Purchaser shall be deemed to have assented to, and waived any objection to, this Agreement upon the earliest to occur of any of the following: Purchaser’s completion or execution of this Agreement; Purchaser’s acceptance of all or any part of the Products subject to this Agreement; Purchaser’s issuance of a purchase order for any Products identified on Seller’s quotation or proposal; or delivery of the Products to the common carrier for shipment pursuant hereto.

1.3 Third Party Products. If this Agreement includes the sale of third party products not manufactured by Seller, then Purchaser agrees and acknowledges that (a) Purchaser has made the selection of these products on its own, (b) the products are being acquired by Seller solely at the request of and for the benefit of Purchaser, in order to eliminate the need for Purchaser to issue a separate purchase order to the manufacturer of the products, (c) no representation, warranty or guarantee has been made by Seller with respect to the products, (d) the obligation of Purchaser to pay Seller for the products is absolute and unconditional, (f) Purchaser will assert no claim whatsoever against the Seller with respect to the products, and will look solely to the manufacturer regarding any such claims, and (g) Purchaser will indemnify and hold Seller harmless from and against any and all claims, regardless of the form of action, related to, resulting from or caused by the products or any work or service provided by the manufacturer of the products or any other party.

2.        PRICES

2.1 Quotations. Unless otherwise agreed to in writing or set forth in the quotation, all prices quoted by Seller are based on U.S. dollars, and include standard and customary packaging. F.O.B. terms are set forth in Section 6.2 hereof. Domestic prices apply only to purchasers located in, and who will use the Products in, the U.S. International prices apply to all purchasers located outside of, or who will use or ship or facilitate shipment of the Products outside of, the U.S. Unless otherwise stated, the quotation shall only be valid for forty-five (45) days from the date of the quotation.

2.2 Delay in Acceptance of Delivery. Should the agreed delivery date be postponed by Purchaser, Seller shall have the right to deliver to storage at Purchaser’s risk and expense, and payments due upon delivery shall become due when Seller is ready to deliver.

2.3 Escalation. Unless otherwise agreed to in writing, except as to goods to be delivered within six (6) months of Seller’s acceptance of Purchaser’s order, Seller reserves the right to increase its prices to those in effect at the time of shipment.

3.        TAXES

3.1 Any sales, use or manufacturer’s tax which may be imposed upon the sale or use of Products, or any property tax levied after readiness to ship, or any excise tax, license or similar fee required under this transaction, shall be in addition to the quoted prices and shall be paid by Purchaser.

4.        TERMS OF PAYMENT; DEFAULT

4.1 Due Date. Unless otherwise set forth in the quotation, Seller’s payment terms are as follows: an initial deposit of 10% of the purchase price for each Product is due upon submission of the purchase order, an additional 80% of the purchase price is due upon delivery of each Product, and the final 10% of the purchase price is due upon completion of installation. Unless otherwise agreed, all payments other than the initial deposit are due net thirty (30) days from the date of invoice. All amounts payable pursuant to this Agreement are denominated in United States dollars, and Purchaser shall pay all such amount in lawful money of the United States. Partial shipments shall be billed as made, and payments for such shipments will be made in accordance with the foregoing payment terms.

4.2 Late Payment. A service charge of 1½% per month, not to exceed the maximum rate allowed by law, shall be made on any portion of Purchaser’s outstanding balance which is not paid within thirty (30) days after invoice date, which charge shall be determined and compounded on a daily basis from the due date until the date paid. Payment of such service charge shall not excuse or cure Purchaser’s breach or default for late payment. In addition, in the event that Purchaser fails to make any payment to Seller within this thirty (30) day period, including but not limited to any payment under any service contract, promissory note or other agreement with Seller, then Seller shall have no obligation to continue performance under any agreement with Purchaser.

4.3 Payment of Lesser Amount. If Purchaser pays, or Seller otherwise receives, a lesser amount than the full amount provided for under this Agreement, such payment or receipt shall not constitute or be construed other than as on account of the earliest amount due Seller. Seller may accept any check or payment in any amount without prejudice to Seller’s right to recover the balance of the amount due to or pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying a check or payment or elsewhere shall constitute or be construed as an accord or satisfaction.

4.4 Where Payment Upon Installation or Completion. Should any special terms of payment provide for either full or partial payment upon installation or completion of installation or thereafter, and the installation or completion is delayed for any reason for which Seller is not responsible, the Products shall be deemed installed upon delivery and, if no other terms were agreed upon in writing signed by the parties, the balance of payments shall be due no later than thirty (30) days from delivery regardless of the actual installation date.

4.5 Default. Each of the following shall constitute an event of default under this Agreement: (i) a failure by Purchaser to make any payment due Seller within ten (10) days of receipt of notice of non-payment from Seller; (ii) a failure by Purchaser to perform any other obligation under this Agreement within thirty (30) days of receipt of notice from Seller; (iii) a default by Purchaser or any affiliate of Purchaser under any other obligation to or agreement with Seller, Siemens Financial Services, Inc. or Siemens Medical Solutions Health Services Corporation, or any assignee of the foregoing (including, but not limited to, a promissory note, lease, rental agreement, license agreement or purchase contract); or (iv) the commencement of any insolvency, bankruptcy or similar proceedings by or against the Purchaser (including any assignment by Purchaser for the benefit of creditors). Upon the occurrence of any event of default, at Seller’s election: (a) the entire amount of any indebtedness and obligation due Seller under this Agreement and interest thereon shall become immediately due and payable without notice, demand, or period of grace; (b) Seller may suspend the performance of any of Seller’s obligations hereunder, including, but not limited to, obligations relating to delivery, installation and warranty services; (c) Purchaser shall put Seller in possession of the Products upon demand; (d) Seller may enter any premises where the Products are located and take possession of the Products without notice or demand and without legal proceedings; (e) at the request of Seller, Purchaser shall assemble the Products and make them available to Seller at a place designated by Seller which is reasonable and convenient to all parties; (f) Seller may sell or otherwise dispose of all or any part of the Products and apply the proceeds thereof against any indebtedness or obligation of Purchaser under this Agreement (Purchaser agrees that a period of 10 days from the time notice is sent to Purchaser shall be a reasonable period of notification of sale or other disposition of the Products by or for Seller); (g) if this Agreement or any indebtedness or obligation of Purchaser under this Agreement is referred to an attorney for collection or realization, Purchaser shall pay to Seller all costs of collection and realization (including, without limitation, a reasonable sum for attorneys’ fees, expenses of title search, all court costs and other legal expenses) incurred thereby; and (h) Purchaser shall pay any deficiency remaining after collection of or realization by Seller on the Products.

5.        EXPORT TERMS

5.1 Unless other arrangements have been made, payment on export orders shall be made by irrevocable confirmed letter of credit, payable in U.S. dollars against Seller’s invoice and standard shipping documents. Such letter of credit shall be in an amount equal to the full purchase price of the Products and shall be established in a U.S. bank acceptable to Seller. Purchaser shall procure all necessary permits and licenses for shipment and compliance with any governmental regulations concerning control of final destination of Products.

5.2 Purchaser shall not, directly or indirectly, violate any U.S. law, regulation or treaty, or any other international treaty or agreement, relating to the export or reexport of any Product or associated technical data, to which the U.S. adheres or with which the U.S. complies. Purchaser shall defend, indemnify and hold Seller harmless from any claim, damage, liability or expense (including but not limited to reasonable attorney’s fees) arising out of or in connection with any violation of the preceding sentence. If Purchaser purchases a Product at the domestic price and exports such Product, or transfers such Product to a third party for export, outside of the U.S., Purchaser shall pay to Seller the difference between the domestic price and the international retail price of such Product pursuant to the payment terms set forth herein. Purchaser shall deliver to Seller, upon Seller’s request, written assurance regarding compliance with this section in form and content acceptable to Seller.

6.        DELIVERY, RISK OF LOSS

6.1 Delivery Date. Delivery and completion schedules are approximate only and are based on conditions at the time of acceptance of Purchaser’s order by Seller. Seller shall make every reasonable effort to meet the delivery date(s) quoted or acknowledged, but shall not be liable for any failure to meet such date(s). Partial shipments may be made.

6.2 Risk of Loss; Title Transfer. Unless otherwise agreed to in writing, the following shall apply:

(a) For Products that do not require installation by Seller or its authorized agent or subcontractor, and for options and add-on products purchased subsequent to delivery and installation of Products purchased under this Agreement, delivery shall be complete upon transfer of possession to common carrier, F.O.B. Shipping Point, whereupon title to and all risk of loss, damage to or destruction of the Products shall pass to Purchaser.

(b) For Products that require installation by Seller or its authorized agent or subcontractor, delivery shall be complete upon delivery of the Products to Purchaser’s designated site, F.O.B. Destination; title to and all risk of loss, damage to or destruction of such Products shall pass to Purchaser upon completion of the installation by Seller or its authorized agent or subcontractor.

(c) All freight charges and other transportation, packing and insurance costs, license fees, custom duties and other similar charges shall be the sole responsibility of the Purchaser unless otherwise agreed to in writing by Seller. In the event of any loss or damage to any of the Products during shipment. Seller and Purchaser shall cooperate in making a claim against the carrier.

7.        SECURITY INTEREST/FILING

7.1 From the F.O.B. point, Seller shall have a purchase money security interest in the Products (and all accessories and replacements thereto and all proceeds thereof) until payment in full by Purchaser and satisfaction of all other obligations of Purchaser hereunder. Purchaser hereby (i) authorizes Seller to file (and Purchaser shall promptly execute, if requested by Seller) and (ii) irrevocably appoints Seller its agent and attorney-in-fact to execute in the name of Purchaser and file, with such authorities and at such locations as Seller may deem appropriate, any Uniform Commercial Code financing statements with respect to the Products and/or this Agreement. Purchaser also agrees that an original or a photocopy of this Agreement (including any addenda, attachments and amendments hereto) may be filed by Seller as a Uniform Commercial Code financing statement. Purchaser further represents and covenants that (a) it will keep the Products in good order and repair until the purchase price has been paid in full, (b) it will promptly pay all taxes and assessments upon the Products or the use thereof, (c) it will not attempt to transfer any interest in the Products until the purchase price has been paid in full, and (d) it is solvent and financially capable of paying the full purchase price for the Products.

8.        CHANGES, CANCELLATION, AND RETURN

8.1 Orders accepted by Seller are not subject to change except upon written agreement.

8.2 Orders accepted by Seller are noncancellable by Purchaser except upon Seller’s written consent and payment by Purchaser of Seller’s reasonable cancellation charges not to exceed 25% of the price of the affected Products, plus any shipping, insurance, inspection and refurbishment charges. In no event can an order be cancelled by Purchaser or Products be returned to Seller after shipment has been made.

8.3 Seller shall have the right to change the manufacture and/or design of its Products if, in the judgment of Seller, such change does not alter the general function of the Products.

9.        FORCE MAJEURE

9.1 Seller will make every effort to complete shipment, and installation where indicated, but shall not be liable for any loss or damage for delay in delivery, inability to install or any other failure to perform due to causes beyond its reasonable control including, but not limited to, acts of government or compliance with any governmental rules or regulations, acts of God or the public, war, civil commotion, blockades, embargoes, calamities, floods, fires, earthquakes, explosions, storms, strikes, lockouts, labor disputes, or unavailability of labor, raw materials, power or supplies. Should such a delay occur, Seller may reasonably extend delivery or production schedules or, at its option, cancel the order in whole or part without liability other than to return any unearned deposit or prepayment.

10.      WARRANTY

10.1 Seller warrants that the Products manufactured by Seller and sold hereunder shall be free from defects in material or workmanship under normal use and service for the warranty period. Unless otherwise set forth in the quotation or in a separate Warranty Statement covering the Products to be provided by Seller, the warranty period shall commence on the date that the Products have been installed in accordance with 12.6 hereof, which date shall be confirmed in writing by Seller, and shall continue for 12 consecutive months. Seller makes no warranty for any Products made by persons other than Seller or its affiliates, and Purchaser’s sole warranty therefor, if any, is the original manufacturer’s warranty, which Seller agrees to pass on to Purchaser, as applicable.

ACCEPTANCE ON FIRST PAGE INCLUDES ALL FOLLOWING PAGES AS SPECIFIED ABOVE

Terms and Conditions of Sale

10.2 No warranty extended by Seller shall apply to any Products which have been damaged by accident, misuse, abuse, negligence, improper application or alteration or by a force majeure occurrence as described in Section 9 hereof or by the Purchaser’s failure to operate the Products in accordance with the manufacturer’s instructions or to maintain the recommended operating environment and line conditions; which are defective due to unauthorized attempts to repair, relocate, maintain, service, add to or modify the Products by the Purchaser or any third party or due to the attachment and/or use of non-Seller supplied equipment without Seller’s prior written approval; which failed due to causes from within non-Seller supplied equipment;; which have been damaged from the use of operating supplies or consumable parts not approved by Seller. In addition, no warranty extended by Seller shall apply to any transducer failure due to events such as cracking from high impact drops, cable rupture from rolling equipment over the cable, or delamination from cleaning with inappropriate solutions. Seller’s obligation under this warranty is limited to the repair or replacement, at Seller’s option, of defective parts. Seller may effectuate such repair at Purchaser’s facility, and Purchaser shall furnish Seller safe and sufficient access for such repair. Repair or replacement may be with parts or products that are new, used or refurbished. Repairs or replacements shall not interrupt, extend or prolong the term of the warranty. Purchaser shall, upon Seller’s request, return the noncomplying Product or part to Seller with all transportation charges prepaid, but shall not return any Product or part to Seller without Seller’s prior written authorization. Purchaser shall pay Seller its normal charges for service and parts for any inspection, repair or replacement that is not, in Seller’s sole judgement, required by noncompliance with the warranty set forth in Section 10.1. Seller’s warranty does not apply to consumable materials, except as specifically stated in writing, nor to products or parts thereof supplied by Purchaser.

10.3 This warranty is made on condition that immediate written notice of any noncompliance be given to Seller and Seller’s inspection reveals that the Purchaser’s claim is valid under the terms of the warranty (i.e., that the noncompliance is due to traceable defects in original materials and/or workmanship).

10.4 Warranty service will be provided without charge during Seller’s regular working hours (8:30-5:00), Monday through Friday, except Seller’s recognized holidays. If Purchaser requires that service be performed other than during these times, such service can be made available at an additional charge, at Seller’s then current rates. SELLER MAKES NO WARRANTY OTHER THAN THE ONE SET FORTH HEREIN OR THAT WHICH MAY BE PROVIDED IN A SEPARATE WARRANTY COVERING THE APPLICABLE PRODUCT CATEGORY. SUCH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES, AND SUCH CONSTITUTES THE ONLY WARRANTY MADE WITH RESPECT TO THE PRODUCTS AND ANY DEFECT, DEFICIENCY OR NONCONFORMITY IN ANY PRODUCT, SERVICE OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT.

11.      LIMITATION OF LIABILITY

11.1 In no event shall Seller’s liability hereunder exceed the actual loss or damage sustained by Purchaser, up to the purchase price of the Products.

11.2 SELLER SHALL NOT BE LIABLE FOR ANY LOSS OF USE, REVENUE OR ANTICIPATED PROFITS, LOSS OF STORED, TRANSMITTED OR RECORDED DATA, OR FOR ANY INCIDENTAL, UNFORESEEN, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SALE OR USE OF THE PRODUCTS. This provision does not affect third party claims for personal injury arising as a result of Seller’s negligence or product defect. THE FOREGOING IS A SEPARATE, ESSENTIAL TERM OF THIS AGREEMENT AND SHALL BE EFFECTIVE UPON THE FAILURE OF ANY REMEDY, EXCLUSIVE OR NOT.

12.      INSTALLATION-ADDITIONAL CHARGES

12.1 General. Unless otherwise expressly stipulated in writing, the Products covered hereby shall be installed by and at the expense of Seller except for rigging charges which shall be the responsibility of Purchaser.

12.2 Installation by Seller. If Seller specifies it will install the Products, the following applies: subject to fulfillment of the obligations set forth in 12.4 below, Seller shall install the Products covered hereby and connect same to the requisite safety switches and power lines to be installed by Purchaser. Except as otherwise specified below, if such installation and connection are performed by Seller technical personnel, prices shown include the cost thereof, provided that the installation and connection can be performed within the Continental United States or Puerto Rico and during normal business hours. Any overtime charges or other special expenses shall be additional charges to the prices shown.

12.3 Trade Unions. If a trade union, or unions, prevents Seller from performing the above work, the Purchaser shall make all required arrangements with the trade union, or unions, to permit Seller completion of said work. Moreover, any additional cost related to such labor disputes shall be paid by the Purchaser and Seller’s obligations under such circumstances will be limited to providing engineering supervision of installation and connection of Seller equipment to existing wiring.

12.4 Purchaser’s Obligations. Purchaser shall, at its expense, provide all proper and necessary labor and materials for plumbing service, carpentry work, conduit wiring, and other preparations required for such installation and connection. All such labor and materials shall be completed and available at the time of delivery of the Products by Seller. Additionally, the Purchaser shall provide free access to the premises of installation and, if necessary, safe and secure space thereon for storage of Products and equipment prior to installation by Seller. If any special work of any type must be performed in order to comply with requirements of any governmental authority, including procurement of special certificates, permits and approvals, the same shall be performed or procured by Purchaser at Purchaser’s expense. Purchaser shall provide a suitable environment for the Products and shall ensure, at its sole cost and expense, that its premises are free of asbestos, hazardous conditions and any concealed dangerous conditions and that all site requirements are met. In the event that Seller is requested to supervise the installation of the Products, it remains the Purchaser’s responsibility to comply with local regulations. Seller is not an architect and all drawings furnished by Seller are not construction drawings.

12.5 Regulatory Reporting. In the event that any regulatory activity is performed by other than Seller authorized personnel, Purchaser shall be responsible for fulfilling any and all reporting requirements.

12.6 Completion of Installation. Installation shall be complete upon the conclusion of final calibration and checkout under Seller standard procedures to verify that the Products meet applicable written performance specifications. Notwithstanding the foregoing, first use of the Products by Purchaser, its agents or employees for any purpose after delivery shall constitute completion of installation.

13.      PATENT, TRADEMARK AND OTHER INFRINGEMENT CLAIMS

13.1 Infringement by Seller. Seller warrants that the Products manufactured by Seller and sold hereunder do not infringe any U.S. patent or copyright. If Purchaser receives a claim that any such Product, or parts thereof, infringe upon the rights of others under any U.S. patent or copyright, Purchaser shall notify Seller immediately in writing. As to all infringement claims relating to Products or parts manufactured by Seller or one of its affiliates:

(a) Purchaser shall give Seller information, assistance and exclusive authority to evaluate, defend and settle such claims.

(b) Seller shall then, at its own expense, defend or settle such claims, procure for the Purchaser the right to use the Products, or remove or modify them to avoid infringement. If none of these alternatives is available on terms reasonable to Seller, then Purchaser shall return the Products to Seller and Seller shall refund to Purchaser the purchase price paid by the Purchaser less reasonable depreciation for Purchaser’s use of the Products.

13.2 Infringement by Purchaser. If some or all of the Products sold hereunder are made by Seller pursuant to drawings or specifications furnished by the Purchaser, or if Purchaser modifies or combines, operates or uses the Products other than as specified by Seller or with any product, data, software, apparatus or program not provided or approved by Seller, then the indemnity obligation of Seller under Section 13.1 shall be null and void and should a claim be made that such Products infringe the rights of any third party under patent, trademark or otherwise, then Purchaser shall indemnify and hold Seller harmless against any liability or expense, including reasonable attorneys’ fees, incurred by Seller in connection therewith.

14.      DESIGNS AND TRADE SECRETS/LICENSE

14.1 Any drawings, data, designs, software programs or other technical information supplied by Seller to Purchaser in connection with the sale of the Products are not included in the sale of the Products to Purchaser, shall remain Seller’s property and shall at all times be held in confidence by Purchaser. Such information shall not be reproduced or disclosed to others without Seller’s prior written consent.

14.2 For all goods purchased hereunder which utilize software for their operation, such “Applications Software” shall be licensed to Purchaser under the terms of Seller’s Software License Schedule as attached hereto.

14.3 Diagnostic/Maintenance Software is not included under 14.2 above, is available only as a special option under a separate Diagnostic Materials License Agreement and may be subject to a separate licensing fee.

15.      ENGINEERING CHANGES

15.1 Seller makes no representation that engineering changes which may be announced in the future will be suitable for use on, or in connection with, the Products.

16.      ASSIGNMENT

16.1 Neither party may assign any rights or obligations under this Agreement without the written consent of the other and any attempt to do so shall be void, except that Seller may assign this Agreement without consent to any subsidiary or affiliated company. This Agreement shall inure to and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

17.      DAMAGES, COSTS AND FEES

17.1 In the event that any dispute or difference is brought arising from or relating to this Agreement or the breach, termination or validity thereof, the prevailing party shall NOT be entitled to recover from the other party any punitive damages. The prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees incurred, together with such other expenses, costs and disbursements as may be allowed by law.

18.      MODIFICATION

18.1 This Agreement may not be changed, modified or amended except in writing signed by duly authorized representatives of the parties.

19.      GOVERNING LAW

19.1 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

20.      INTEGRATION

20.1 These terms and conditions, including any attachments or other documents incorporated by reference herein, constitute the entire agreement and the complete and exclusive statement of agreement with respect to the subject matter hereof, and supersede any and all prior agreements, understandings and communications between the parties with respect to the Products.

21.      SEVERAB1LITY; HEADINGS

21.1 No provision of this Agreement which may be deemed unenforceable will in any way invalidate any other portion or provision of this Agreement. Section headings are for convenience only and will have no substantive effect.

22.      WAIVER

22.1 No failure and no delay in exercising, on the part of any party, any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude the further exercise of any other right.

23.      NOTICES

23.1 Any notice or other communication under this Agreement shall be deemed properly given if given in writing and delivered in person or mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified on the face hereof. Either party may from time to time change such address by giving the other party notice of such change in accordance with this section.

24.      RIGHTS CUMULATIVE

24.1 The rights and remedies afforded to Seller under this Agreement are in addition to, and do not in anyway limit, any other rights or remedies afforded to Seller by any other agreement, by law or otherwise.

25.      END USER CERTIFICATION

25.1 Purchaser represents, warrants and covenants that it is acquiring the Products for its own end use and not for reselling, leasing or transferring to a third party (except for lease-back financings). 08/05 Rev.

ACCEPTANCE ON FIRST PAGE INCLUDES ALL FOLLOWING PAGES AS SPECIFIED ABOVE

Software License Schedule To The Siemens Medical Solutions USA, Inc.
Terms and Conditions of Sale

1. DEFINITIONS: The following definitions apply to this Schedule: “Agreement” shall mean the attached (i) Quotation for Products and/or Services including the Terms and Conditions of Sale and applicable schedules; and/or (ii) Software License Agreement describing the software licensed herein and the specific system for which the license is issued.

“Licensor” shall mean Siemens Medical Solutions USA, Inc.

“Licensee” shall mean the end-user to whom Licensor provides Software or Documentation for its internal use under the Agreement. “Software” shall mean the software described in the attached Agreement, including the following as contained therein: (i) software programs consisting of a series of statements or instructions to be used directly or indirectly in a programmable controller or computer to bring about a certain result and (ii) databases consisting of systemized collections of data to be used or referenced directly or indirectly by a programmed controller or computer. Notwithstanding the foregoing, “Software” does not include “firmware” as such term is conventionally understood. Diagnostic/Maintenance Software also is not included within the scope of the Software licensed under this Schedule, and is available only as a special option under a separate Diagnostic Materials License Agreement and may be subject to a separate licensing fee. “Documentation” shall mean the documents and other supporting materials which are intended to support the use of an associated product, including (but not limited to) instructions, descriptions, flow charts, logic diagrams and listings of the Software, in text or graphic form, on machine readable or printed media.

“Designated Unit” shall mean a single control unit or computer identified on the first page of the Agreement, on which Software licensed hereunder may be used by Licensee.

2. SCOPE: The following terms and conditions shall apply to all Software and Documentation provided by Licensor to Licensee under the Agreement (whether included with other products listed in the Agreement or listed separately in the Agreement), together with any updates or revisions thereto which Licensor may provide to Licensee, and all copies thereof, except any Software and/or Documentation licensed directly by Licensor’s supplier under a separate end-user license agreement accompanying the Software or the Documentation, in which case Licensee agrees to be bound by that license agreement as a condition to using the Software and/or Documentation. Except as expressly provided herein, and provided that in no event shall the warranties or other obligations of Licensor with respect to such Software or Documentation exceed those set forth in this Schedule, this Schedule shall be subject to the liability limitations and exclusions and other terms and conditions set forth in the Agreement. ANY USE OF THE SOFTWARE, INCLUDING BUT NOT LIMITED TO USE ON THE DESIGNATED UNIT, WILL CONSTITUTE LICENSEE’S AGREEMENT TO THIS SOFTWARE LICENSE SCHEDULE (OR RATIFICATION OF ANY PREVIOUS CONSENT).

3. SOFTWARE AND DOCUMENTATION LICENSE: Subject to the payment of any applicable annual license fee(s), whether stated separately or included in the purchase price of another product, and to Licensee’s acceptance of all of the obligations set forth herein and to the fulfillment of those obligations, Licensor or, if applicable, its licensor or supplier, hereby grants to Licensee a paid-up, nonexclusive and nontransferable (except as expressly provided in this Schedule) limited license to use the Software provided by Licensor under the Agreement solely for Licensee’s own use on the Designated Unit and to use the Documentation in support of Licensee’s authorized use of the Software,  for the purpose of operating the Designated Unit in accordance with the instructions set forth in the user’s manual supplied with the Designated Unit and for no other purpose whatsoever. A separate license is required for each Designated Unit on which the Software is to be used. Licensee may obtain from Licensor one copy of the Software licensed hereunder for backup and archival purposes only as is necessary to support Licensee’s own authorized use of the Software, provided that Licensee includes on or in all copies (in any form) all copyright, trade secret or other proprietary notices contained on or in the Software as provided by Licensor. Additional copies of the Documentation may be licensed from Licensor at its then applicable charges. Licensee may make the Software and Documentation (including any copies) available only to its employees and other persons on Licensee’s premises to whom such disclosure is necessary to enable Licensee to use the Software or Documentation within the scope of the license provided in this Schedule. If the Software is supplied to any unit or agency of the United States Government other than the Department of Defense, the Software and Documentation are classified as “restricted computer software’’ and the Government’s rights in the Software and Documentation shall be as provided in paragraph (c) (2) of the Commercial Computer Software-Restricted Rights clause in FAR 52.227-19 and any successor laws, rules or regulations thereto.

If the Software is supplied to the United States Department of Defense, the Software is classified as “commercial computer software” and the Government is furnished the Software and Documentation with “restricted rights” as defined in paragraph (c) (1) of the Rights in Technical Data and Computer Software clause in DFARS 252.227-7013 and any successor laws, rules or regulations thereto.

4. PROPRIETARY PROTECTION AND CONFIDENTIALITY: Ownership of and title to the Software and Documentation and all copies, in any form, licensed under this Schedule are and will remain in Licensor or its suppliers at all times. Licensee shall not (i) remove any copyright, trade secret or other proprietary right notices contained on or in the Software or Documentation as provided by Licensor, (ii) reproduce or modify any Software or Documentation or copy thereof, (iii) reverse assemble, reverse engineer or decompile any Software, or copy thereof, in whole or in part (except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation), (iv) sell, transfer or otherwise make available to others the Software or Documentation, or any copy thereof, except as expressly permitted by this Schedule, or (v) apply any techniques to derive any trade secrets embodied in the Software or Documentation. Licensee shall take all appropriate actions to ensure that: (i) the Software does not leave the Designated Unit’s equipment location as set forth above, (ii) the Software is not copied by Licensee or any third parties, and (iii) the Software is not used in any equipment other than the Designated Unit. Licensee shall secure and protect the Software and Documentation and copies thereof from disclosure and shall take such actions with its employees and other persons who are permitted access to the Software or Documentation or copies as may be necessary to satisfy Licensee’s obligations hereunder. Prior to disposing of any computer medium, computer memory or data storage apparatus, Licensee shall ensure that all copies of Software and Documentation have been erased therefrom or otherwise destroyed. In the event that Licensee becomes aware that any Software or Documentation or copies are being used in a manner not permitted by the license, Licensee shall immediately notify Licensor in writing of such fact and if the person or persons so using the Software or Documentation are employed or otherwise subject to Licensee’s direction and control, Licensee shall use reasonable efforts to terminate such impermissible use. Licensee will fully cooperate with Licensor so as to enable Licensor to enforce its proprietary and property rights in the Software. Licensee agrees that, subject to Licensee’s reasonable security procedures, Licensor shall have immediate access to the Software at all times and that Licensor may take immediate possession thereof upon termination or expiration of the associated license or this Schedule. Licensee’s obligations under this paragraph shall survive any termination of a license, the Schedule or the Agreement.

5. UPDATES AND REVISIONS: During the warranty period or under a separate service contract or software update subscription, revised or updated versions of the Software licensed under this Schedule may be made available, at Licensor’s option, to Licensee to use or to test while Licensee continues use of a previous version. Licensee has the right to decide whether to install any such revised or updated versions or to continue use of the previous version after giving due regard to the United States Food and Drug Administration rules and regulations. However, Licensee shall pay Licensor for any services necessitated by any modifications of the Software by Licensee or by Licensee’s failure to utilize the current non-investigational version of the Software provided by Licensor. Software updates that provide new features or capabilities or that require hardware changes will be offered to Licensee at purchase prices established by Licensor. Licensor retains the sole right to determine whether an update represents an enhancement of a previously purchased capability or a new capability for which the Licensee will be charged. In addition, some updates may require Applications Training performed by Licensor’s personnel that will be offered at Licensor’s prevailing rates. Licensor retains the sole right to determine whether an update requires such training.

6. DELIVERY, RISK OF LOSS AND TITLE: Notwithstanding the provisions of Section 6 of the attached Terms and Conditions of Sale, if any, the Software and Documentation licensed hereunder shall be delivered on or about the delivery date stated in the Agreement unless a separate delivery date is agreed upon. If Software or Documentation licensed hereunder is lost or damaged during shipment from Licensor, Licensor will replace it at no charge to Licensee. If any Software or Documentation supplied by Licensor and licensed hereunder is lost or damaged while in the possession of Licensee, Licensor will replace it at Licensor’s then current applicable charges, if any, for materials, processing and distribution. Notwithstanding the provisions of Section 6 of the attached Terms and Conditions of Sale, if any, the Software and Documentation, in any form, and all copies made by Licensee, including partial copies, and all computer media provided by Licensor are and remain the property of Licensor or its supplier. Licensee has no right, title or interest in the Software, the Documentation, or any computer media provided by Licensor, or copies, except as stated herein, and ownership of any such Software, Documentation and computer media shall at all times remain with Licensor or its suppliers.

7. LICENSE TRANSFER: The Software and Documentation, and the license hereunder, may not be assigned, transferred or sublicensed except as hereinafter provided. Upon the sale or lease of the Designated Unit to a third party, Licensee may transfer to such third party, with Licensor’s written consent and in accordance with Licensor’s then current policies and charges, the license to use the Software and Documentation hereunder, together with the Software, the Documentation, the computer media provided by Licensor, and all copies provided that: (i) Licensee notifies Licensor in writing of the name and address of such third party; (ii) such third party agrees in a written instrument delivered to Licensor to the terms of this Schedule; and (iii) Licensee does not retain any copies of the Software or Documentation in any form.

8. WARRANTIES: Licensor warrants that for the warranty period, provided by Licensor under the attached Terms and Conditions of Sale, if any, the Software shall conform in all material respects to Licensor’s published specifications as contained in the applicable supporting Documentation. This paragraph replaces Paragraphs 10.1 and 10.4 of any such Terms and Conditions of Sale with respect to the Software and Documentation. Such Documentation may be updated by Licensor from time to time and such updates may constitute a change in specification.

Licensee acknowledges that the Software is of such complexity that it may have inherent or latent defects. As Licensee’s sole remedy under the warranty. Licensor will provide services, during the warranty period, to correct documented Software errors which Licensor’s analysis indicates are caused by a defect  in the unmodified version of the Software as provided by Licensor. Licensor does not warrant that the Software will meet Licensee’s requirements, or will operate in combinations which may be selected for use by Licensee, or that the operation of the Software will be uninterrupted or error free. Licensee is responsible for determining the appropriate use of and establishing the limitations of the Software and its associated Documentation as well as the results obtained by use thereof.

LICENSOR MAKES NO WARRANTY WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION OTHER THAN THOSE SET FORTH IN THIS SECTION. THE WARRANTY HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY DISCLAIMED, AND CONSTITUTES THE ONLY WARRANTY MADE WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION.

9. LICENSE TERM AND TERMINATION: The license for the Software and Documentation is effective on the shipment date of the Software and Documentation (F.O.B. shipping point or F.A.S., as the case may be) and continues until Licensee’s possession of the Software and all copies ceases (except in connection with a transfer of the license as permitted by this Schedule) or until otherwise terminated as provided herein. Licensee may terminate the license for the Software and Documentation at any time after discontinuance of use of the Software and Documentation and all copies, upon written notice to Licensor. If Licensee (i) fails to comply with its obligations herein and does not cure such failure within ten (10) days after receipt of notice from Licensor, or (ii) attempts to assign the Agreement or this Schedule or any rights or obligations hereunder without Licensor’s prior written consent, then Licensor may terminate the license hereunder and require the immediate discontinuance of all use of the Software and Documentation and all copies thereof in any form, including modified versions and updated works. Within five (5) days after the termination of the license, Licensee shall, at Licensor’s option either. (i) return to Licensor the Software and Documentation, and all copies, in any form, including updated versions, along with any computer media provided by Licensor, or (ii) destroy the affected Software and Documentation, and all copies, in any form, including updated versions, and certify such return or destruction in writing to Licensor.

10. MISCELLANEOUS: Since the unauthorized use of the Software and/or Documentation may leave Licensor without an adequate remedy at law. Licensee agrees that injunctive or other equitable relief will be appropriate to restrain such use, threatened or actual. Licensee further agrees that to the extent applicable, (i) any of Licensor’s suppliers of Software and/or Documentation is a direct and intended beneficiary of this Schedule and may enforce it directly against Licensee with respect to the Software and/or Documentation provided by such supplier, and that (ii) NO SUPPLIER OF LICENSOR SHALL BE LIABLE FOR ANY GENERAL, SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES ARISING OUT OF ANY SUBLICENSE OF THE SOFTWARE

ACCEPTANCE ON FIRST PAGE INCLUDES ALL FOLLOWING PAGES AS SPECIFIED ABOVE

AND/OR DOCUMENTATION. THIS LIMITATION ON LIABILITY SHALL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

11. ADDITIONAL PROVISIONS RELATING TO THIRD-PARTY SOFTWARE: If the Software includes software licensed by Licensor from third parties, the following additional provisions shall apply:

(a) If Software is provided by Licensor on separate media and labeled “Recovery Media,” Licensee may use the Recovery Media solely to restore or reinstall the Software and/or Documentation originally installed on the Designated Unit.

(b) Licensee is licensed to use the Software to provide only the limited functionality (specific tasks or processes) for which the Designated Unit has been designed and marketed by Licensor. This license specifically prohibits any other use of the software programs or functions, or inclusion of additional software programs or functions that do not directly support the limited functionality, on the Designated Unit. If Licensee uses the Designated Unit to access or utilize the services or functionality of Microsoft Windows Server products (such as Microsoft Windows NT Server 4.0 (all editions) or Microsoft Windows 2000 Server (all editions)), or uses the Designated Unit to permit workstation or computing devices to access or utilize the services or functionality of Microsoft Windows Server products, Licensee may be required to obtain a Client Access License for the Designated Unit and/or each such workstation or computing device. Licensee should refer to the end user license agreement for its Microsoft Windows Server product for additional information.

(c) The Software may contain support for programs written in Java. Java technology is not fault tolerant and is not designed, manufactured, or intended for use or resale as online control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems, in which the failure of Java technology could lead directly to death, personal injury, or severe physical or environmental damage. Sun Microsystems, Inc. has contractually obligated Licensor’s supplier to make this disclaimer.

(d) The Software may permit Licensor, its supplier(s), or their respective affiliates to provide or make available to Licensee Software updates, supplements, add-on components, or Internet-based services components of the Software after the date Licensee obtains its initial copy of the Software (“Supplemental Components”).

- If Licensor provides or makes available to Licensee Supplemental Components and no other end-user software licensing agreement terms are provided along with the Supplemental Components, then the terms of this Software License Schedule shall apply.

- If a supplier of Licensor or affiliates of such a supplier make available Supplemental Components, and no other end-user software licensing agreement terms are provided, then the terms of this Schedule shall apply, except that the supplier or affiliate entity providing the Supplemental Component(s) shall be the licensor of the Supplemental Component(s).

Licensor, its supplier(s), and their respective affiliates reserve the right to discontinue any Internet-based services provided to Licensee or made available to Licensee through the use of the Software.

(e) The Software and Documentation supplied by Licensor’s suppliers are provided by such suppliers “AS IS” and with all faults. SUCH SUPPLIERS DO NOT BEAR ANY OF THE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, OR EFFORT (INCLUDING LACK OF NEGLIGENCE) WITH RESPECT TO SUCH SOFTWARE AND DOCUMENTATION. ALSO, THERE IS NO WARRANTY BY SUCH SUPPLIERS AGAINST INTERFERENCE WITH LICENSEE’S ENJOYMENT OF THE SOFTWARE OR AGAINST INFRINGEMENT. IF LICENSEE HAS RECEIVED ANY WARRANTIES REGARDING THE DESIGNATED UNIT OR THE SOFTWARE, THOSE WARRANTIES DO NOT ORIGINATE FROM, AND ARE NOT BINDING ON, LICENSOR’S SUPPLIERS.

(f) Licensee acknowledges that portions of the Software are of U.S. origin. Licensee agrees to comply with all applicable international and national laws that apply to the Software, including the U.S. Export Administration Regulations, as well as applicable end-user, end-use and destination restrictions issued by U.S. and other governments. For additional information on exporting software supplied by Microsoft, see http://www.microsoft.com/exporting/.
Revised 03-15-05

CT Warranty Information

Product	Period of Warranty(1)	Coverage

CT System (not including glassware and consumables	12 month	Full Warranty (parts & labor) including Straton tube

Following parts will include warranty as listed below:

Single Tank tube with rotating anode (non spiral) (Rotanx)	Prorated to a maximum of *** scans or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scans used)/****100

Single Tank tube with rotating anode (spiral) (Rotanx)	Prorated to a maximum of *** scanseconds or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scanseconds used)/****100

Opti 151 and Opti 157 tube	Prorated to a maximum of *** scans or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scans used)/****100

All other Dura tubes and Opti 131 tube	Prorated to a maximum of *** scanseconds or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scanseconds used)/****100

Dura Akron B tubes	Prorated to a maximum of *** scanseconds or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scanseconds used)/****100

Dura Akron Q tubes	Prorated to a maximum of *** scanseconds or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (***-scanseconds used)/****100

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Control triodes	12 months	Prorated credit given to customer against replacement cost	credit percentage = (12 – month in use) / 12 month* 100

Cathode-ray tubes (CRT)	12 month

Detector Somatom Plus**, AR**, HiQ**, DR, DR H,G, CR for systems delivered after May 1, 1987	First 12 month Month 13 through 24	Prorated credit given to customer against replacement cost, parts only	credit percentage = (12 – month in use) / 12* 100

Consumables	Not covered

Post-Warranty (after expiration of system warranty) – Replacement parts only!

Excluded items above	Like described above, but parts only	Like described above, but parts only	Like described above, but parts only

Straton	Prorated to a maximum of *** scanseconds or 12 month whichever occurs first	Prorated credit given to customer against replacement cost	credit percentage = (*** – scanseconds used) / ***100

Spare Parts	6 month	Parts only

Note: Optional extended warranty coverage can be obtained by purchase of a service agreement.

(1) Period of warranty commences from the date of first use or completion of installation, whichever occurs first. In the event the completion of installation is delayed for reasons beyond Siemens’ control, the stated warranty period shall commence 60 days after delivery of equipment.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ACCEPTANCE ON FIRST PAGE INCLUDES ALL FOLLOWING PAGES AS SPECIFIED ABOVE

Exhibit B-2

Distribution and remarketing Agreement
OCS Contract Terms and Conditions for End Users

[Attachments Follows]

Remainder of page intentionally left blank.

Siemens Medical Solutions USA, Inc. General Terms and Conditions

1.                         Scope

Siemens will provide remedial maintenance service on the equipment described on the preceding pages hereof (the “Equipment”) when requested by the Customer, as well as planned maintenance inspections, when scheduled, as further described in the Features/Benefits Listing attached hereto, in order to keep the Equipment operating in accordance with the manufacturer’s specifications. Siemens will make every effort to respond to service calls at a mutually agreed upon arrival time consistent with the provisions cited in paragraph 2.

2.                         Principal Coverage Period (PCP)

Service and maintenance will be provided during the principal coverage period as defined on the preceding page(s) hereof, excluding the following holidays: New Years Day, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day, Christmas Day. If one of the foregoing holidays falls on a Saturday, then the holiday will be observed on the previous Friday, and if the holiday falls on a Sunday, the holiday will be observed on the following Monday. Unless an extended hours coverage option has been selected, labor and travel required outside the principal coverage period will be charged at Siemens’ prevailing per-call rates.

3.                         Replacement Parts

Siemens will supply at its own expense, necessary parts, except as indicated in the Features/Benefits Listing, provided replacement of the parts is required because of normal wear and tear or otherwise deemed necessary by Siemens and further provided that the Siemens-manufactured parts are available from the factory. All Parts will be new, standard parts, or used, reworked or refurbished parts that comply with applicable performance and reliability specifications. Exchange parts removed from the Equipment shall become the property of Siemens unless such exchange parts constitute “hazardous wastes”, “hazardous substances”, “special wastes” or other similar materials, as such terms are defined by any federal, state or local laws, rules or regulations, in which case, at the option of Siemens, the exchange parts shall remain the property of the Customer and shall be disposed of by the Customer in strict compliance with all applicable laws, rules and regulations.

4.                         Planned Maintenance (PM)

Planned maintenance will be carried out in accordance with the schedule described in the Features/Benefits Listing. This generally includes checking for mechanical and electrical safety, lubrication, functional testing and adjusting for optimum performance as specified in the detailed planned maintenance check list.

5.                         Software Maintenance

Whenever the Equipment covered by this Agreement utilizes Siemens’ operating system software, Siemens will provide all maintenance and updates for such operating system software as part of the Agreement. Such updates will solely enhance previously purchased capacities of the Equipment. Operating system software updates that provide new features or capabilities or that require hardware changes will be offered to Customer at purchase prices established by Siemens. Siemens retains the sole right to determine whether an update represents an enhancement of a previously purchased capability or a new capability for which the Customer will be charged. In addition, some updates may require Applications Training performed by Siemens’ personnel that will be offered at prevailing rates. Siemens retains the sole right to determine whether an update requires such training.

Nothing in this Agreement shall in any way grant to Customer any right to or license in any diagnostic service software utilized by Siemens in servicing the Equipment. Such service software is and remains the property of Siemens and is available to Customer pursuant to the terms and conditions of a separate diagnostic materials license agreement, which may require payment of a license fee. This service software shall be disabled by Siemens upon cancellation or termination of the Agreement.

6.                         Equipment; Location; Remote Access

The Equipment covered under this Agreement is limited to the Siemens furnished Equipment described on the face sheet. The Equipment shall not be moved to another location unless Customer obtains the prior written consent of Siemens, subject to the following exceptions (i) portable Equipment (e.g., Ultrasound equipment, but not including any equipment that is housed in a mobile vehicle, van or trailer) may be moved to other locations within the same facility, so long as the Customer informs Siemens of the location of the Equipment when Siemens is scheduled to provide on-site service, (ii) if Equipment is located in a trailer, van or other form of mobile vehicle, the Equipment may be moved from the original Equipment Location identified on the first page of this Agreement, provided, however, that Siemens shall not be required to service such Equipment, and the Response Time and System Performance Guarantees shall not apply, if either (a) the Customer does not notify Siemens at least one (1) month in advance of the Equipment’s mobile route, or (b) the Equipment is moved more than 25 miles from the original Equipment Location; and (iii) if fixed Equipment is moved to any other location within the Customer’s facility, then either (a) the Customer will engage Siemens to relocate the Equipment, at Siemens’ then current rates and charges, or (b) if Siemens does not perform the services necessary to relocate the Equipment, then Siemens may suspend services with respect to such Equipment until Siemens performs an inspection of the Equipment, at the Customer’s cost to determine if any repairs are necessitated as a result of any such relocation (in which case the Customer shall be separately charged for such repairs, including parts and labor). The Equipment shall be eligible for coverage under this Agreement immediately upon expiration of the Siemens warranty or an existing Siemens service agreement, provided it is properly installed, remains connected to the original power supply in its original location (other than portable or mobile Equipment, subject to the qualifications set forth in this paragraph) and is serviced by Siemens authorized personnel only. Equipment not eligible because of this stipulation is subject to inspection by Siemens to determine if it is in good operating condition. Such inspection shall be charged to the Customer at Siemens’ per-call rates and terms then in effect. Any repairs or adjustments deemed necessary by Siemens during the inspection shall be made at Siemens’ per-call rates and terms then in effect and shall include charges for parts, with all such repairs or adjustments to be completed prior to the commencement of service under this Agreement.

Siemens service personnel will be given full and free access to the Equipment to perform inspections and service/maintenance on the Customer’s premises, and will make specific appointments for such maintenance. If the Equipment is not made available at the appointed time, waiting time beyond a reasonable allowance will be charged at prevailing per-call rates.

Customer shall provide Siemens with both on-site and remote access to the Equipment via the network configuration. Remote access will be established through either Customer-provided VPN IPsec Tunneling (non-client) Peer-to-Peer connection or Customer-provided analog telephone service (POTS) to facilitate the connection of a Siemens-provided Analog Router/modem solution. In both cases, access through specific inbound and outbound network ports is required.

7.                         Agreement Term; Price; Payment Terms

This Agreement shall be in effect for the period stated on the face of this document.

For the basic services to be provided by Siemens under the terms of the Agreement, the Customer agrees to pay the Agreement Price upon the terms set forth on the first page of this Agreement.

All payments to be made by Customer under the Agreement are due not thirty (30) days from the invoice date. Past due payments shall bear interest at the rate of 1½% per month.

8.                         Causes for Exclusion/Separate Charges

This Agreement specifically excludes labor, parts and expenses necessary to repair Equipment:

•                             damaged by fire, accident, misuse, abuse, negligence, improper application or alteration or by a force majaure occurrence as described in paragraph 17 hereof, or by the Customer’s failure to operate the Equipment in accordance with the manufacturer’s   instructions  or  to  maintain  the   recommended  operating environment and line conditions:

•                             defective due to unauthorized attempts to repair, relocate, maintain, service, add to or modify the Equipment by the Customer or any third party or due to the attachment and/or use of non-Siemens supplied equipment without Siemens’ prior written approval;

•                             defective due to any repair or service of the Equipment by the Customer or any third party prior to the commencement of the term of this Agreement;

•                             which failed due to causes from within non-Siemens supplied equipment;

•                             which is worn out and cannot be reasonably repaired due to the unavailability of spare parts from the original equipment manufacturer; or

•                             which is a transducer and which is damaged or defective, or which failed, due to any of the foregoing causes or due to improper cleaning, disinfecting or TEE bile marks.

If Siemens is called upon to service or repair Equipment which falls under this paragraph, a separate invoice will be issued for labor, parts and expenses at prevailing per-call rates and prices.

9.                         Default

In addition to any and all other remedies available by law, Siemens may cancel this Agreement if the Customer is in default. An event of default includes, but is not limited to: (i) a failure by Customer to make any payment due Siemens within ten (10) days of receipt of notice from Siemens that the payment was not made within the applicable payment period; (ii) a failure by Customer to perform any other obligation under this Agreement within thirty (30) days of receipt of notice from Siemens; (iii) a failure to grant Siemens access to the Equipment as set forth in paragraph 6 of this Agreement; (iv) a default by Customer or any affiliate  of the Customer under any other obligation to or agreement with Siemens, Siemens Financial Services, Inc. or Siemens Medical Solutions Health Services Corporation,

or any assignee of the foregoing (including but not limited to, a promissory note, lease, rental agreement, license agreement or purchase contract); or (v) the commencement of any insolvency, bankruptcy or similar proceedings by or against the Customer (including any assignment by Customer for the benefit of creditors). In addition, upon the occurrence of any event of default, Siemens may immediately cease providing services under this Agreement until such default is cured or corrected. Remedies shall be cumulative and there shall be no obligation for Siemens to exercise a particular remedy.

10.                  Limitation of Liability

Siemens entire liability and Customer’s exclusive remedy for damages from any cause whatsoever, and regardless of the form of action, whether liability in contract or in tort, arising under the Agreement or related hereto, shall not exceed an amount equal to one (1) year’s maintenance charges for the specific item of Equipment under the Agreement that caused the damage or is the subject matter of, or is directly related to, the cause of action. Such maintenance charges will be those in effect for the specific item of Equipment when the cause of action arose. The foregoing limitation of liability shall not apply to claims by Customer or third parties for personal injury or damage to real property or tangible personal property caused solely and directly by the gross negligence or willful misconduct of Siemens. In addition, Siemens shall have no liability hereunder to Customer to the extent that Customer’s or any third party’s acts or omissions contributed in any way to any loss it sustained or to the extent that the loss or damage is due to an act of God or other causes beyond the reasonable control of Siemens.

THIS IS A SERVICE AGREEMENT. THERE ARE NO SIEMENS WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL SIEMENS BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS, LOST REVENUES, LOSS OF USE OR DOWNTIME (EXCEPT AS OTHERWISE PROVIDED HEREIN), OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OR FORM OF ACTION, EVEN IF SIEMENS HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR THE USE OR PERFORMANCE OF THE EQUIPMENT.

11.                  Notices; Non-Assignment

All notices and changes to this Agreement must be in writing. All notices shall be deemed to have been given on the date of service if personally served, or upon receipt if sent by certified or registered mail, postage prepaid, to the address set forth on the first page of this Agreement. The Agreement is not assignable except that Siemens may assign without Customer approval to any subsidiary or affiliated company or any of its authorized dealers.

12.                  Governing Law

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13.                  Government Access Clause

Until the expiration of four (4) years after the furnishing of any services under this Agreement, Siemens shall make available upon written request of the Secretary of the Department of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, this Agreement and the books, documents and records of Siemens which are necessary to certify the nature and extent of costs incurred under this Agreement. If Siemens carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12 month period with a related organization, such subcontract shall include a clause to the effect that until the expiration or four (4) years after the furnishing of any services under the subcontract, the related organization shall make available upon written request of the Secretary of the Department of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, the subcontract and the books, documents and records of the related organization that are necessary to certify the nature and extent of costs incurred under that subcontract.

This provision shall apply if and solely to the extent that Section 1861 (v) (1) (I) of the Social Security Act applies to this Agreement.

14.                  Damages, Costs, And Fees

In the event that any dispute or difference is brought arising from or relating to this Agreement or the breach, termination, or validity thereof, the prevailing party shall not be entitled to recover from the other party punitive damages. The prevailing party shall be entitled to recover from the other party all reasonable attorneys fees incurred, together with such other expenses, costs and disbursements as may be allowed by law.

15.                  Severability; Headings

No provision of this Agreement which may be deemed invalid, illegal or unenforceable will in any way invalidate any other portion of provision of this Agreement. Paragraph headings are for convenience only and will have no substantive affect.

16.                  Waiver

No failure, and no delay in exercising, on the part of any party, any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude the further exercise of any other right.

17.                  Force Majeure

Siemens will not be liable to Customer for any failure to fulfill its obligations under this Agreement due to causes beyond its reasonable control and without its fault or negligence including, but not limited to, governmental laws and regulations, acts of God or the public, war or other violence, civil commotion, blockades, embargoes, calamities, floods, fires, earthquakes, explosions, accidents, storms, strikes, lockouts, work stoppages, labor disputes, or unavailability of labor, raw materials, power or supplies. In addition, in the event of any determination pursuant to the provisions of a collective bargaining agreement between the Customer and any labor union representing any employees of the Customer preventing or hindering the performance of any of the obligations of Siemens under this Agreement, or determining that the performance of any such obligations violates provisions of that collective bargaining agreement, or in the event a trade union, or unions, representing any of the employees of the Customer otherwise prevents Siemens from performing any such obligations, then Siemens shall be excused from the performance of such obligations unless the Customer makes all required arrangements with the trade union, or unions, to permit Siemens to perform the work. The Customer shall pay any additional costs incurred by Siemens that are related to any labor dispute(s) that involve the Customer.

18.                  Execution

If the Customer is a corporation or partnership, the person signing this Agreement on its behalf certifies that such person is an officer or partner thereof, that his or her action was duly authorized by appropriate corporate or partnership action, that such action does not conflict with the corporate charter or bylaws or the partnership agreement, as the case may be, or any contractual provision binding on such corporation or partnership, and that no consent of any stockholders to his or her action is required.

19.                  HIPAA

To the extent required by the provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) and the regulations promulgated thereunder, Siemens does hereby assure Customer that it will appropriately safeguard protected health information made available to or obtained by Siemens pursuant to this Agreement or any Service Schedule (“PHI”). Without limiting the obligations of Siemens otherwise set forth in this Agreement or imposed by applicable law, Siemens agrees to comply with applicable requirements of law relating to PHI and with respect to any task or other activity Siemens performs on behalf of customer. Specifically, Siemens shall:

(a) not use or disclose PHI other than as permitted or required by this Agreement or as required by law;

(b) implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of any electronic PHI that it creates, receives, maintains or transmits on behalf of the Customer and otherwise use appropriate safeguards to prevent use or disclosure of PHI, other than as provided for by this Agreement;

(c) report to Customer any use or disclosure of PHI not provided for by this Agreement, and report any security incident, of which Siemens becomes aware;

(d) ensure that any subcontractors or agents to whom Siemens provides PHI received from, or created or received by Siemens on behalf of, Customer agree to essentially the same restrictions and conditions that apply to Siemens with respect to PHI and implement reasonable and appropriate safeguards with respect to PHI;

(e) make PHI available to the Customer in accordance with applicable law;

(f) permit Customer to access PHI to make or permit others to make amendments to PHI in accordance with applicable law;

(g) make available to Customer the information in its possession required to provide an accounting of Siemens’ disclosures of PHI as required by applicable law;

(h) make Siemens’ internal practices, books, and records relating to the use and disclosure of PHI received from Customer available to the Secretary of the United States Health & Human Services for purposes of determining Customer’s compliance with applicable law; and

(i) upon expiration or termination of this Agreement, return to Customer or destroy all PHI in its possession as a result of this Agreement and retain no copies of PHI, if it is feasible to do so. If return or destruction is not feasible, Siemens agrees to extend all protections contained in this Agreement to Siemens’ use and/or disclosure of any retained PHI, and to limit further uses and/or disclosures to the purposes that make the return or destruction of the PHI infeasible.

Siemens agrees that it will negotiate in good faith an amendment to this Agreement if, and to the extent requited by, the provisions of HIPAA and regulations promulgated thereunder, in order to assure that this Agreement is consistent therewith.

20.                  Entire Agreement

This Agreement, including all exhibits and addenda attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous oral or written representations or communications between the parties. This Agreement may not be modified or amended, except in writing executed by the appropriate designated officers of the parties hereto. Any variation in the terms and conditions contained in this

Agreement (including, but not limited to, the inclusion of Customer’s own terms and conditions in any purchase order or other document issued by Customer in response to and/or referencing Siemens’ quotation for service or this Agreement) shall not be deemed to be a part of this Agreement and shall not be binding upon Siemens unless set forth in writing and executed by the appropriate designated officer of Siemens. Subject to the limitations expressed herein, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives, and permitted assigns.

Exhibit C

Distribution and remarketing Agreement: Siemens Medical Solutions USA, Inc. Corporate Travel & Entertainment Policy (as it may be revised by Siemens from time to time).

Attachment Follows

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